EX-99.h.1.a

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended December 12, 2018

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund
Aberdeen China Opportunities Fund
Aberdeen Emerging Markets Fund
(formerly, Aberdeen Emerging Markets Institutional Fund)
Aberdeen International Equity Fund
Aberdeen Focused U.S. Equity Fund
(formerly, Aberdeen Equity Long-Short Fund)
Aberdeen Dynamic Allocation Fund
(formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)
Aberdeen Diversified Income Fund
(formerly, Aberdeen Optimal Allocations Fund: Moderate)
Aberdeen Diversified Alternatives Fund
(formerly, Aberdeen Optimal Allocations Fund: Specialty)
Aberdeen U.S. Small Cap Equity Fund
(formerly, Aberdeen Small Cap Fund)
Aberdeen International Small Cap Fund
(formerly, Aberdeen Global Small Cap Fund)
Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Unconstrained Fixed Income Fund
(formerly, Aberdeen Global Fixed Income Fund)
Aberdeen Asia Bond Fund*
Aberdeen Intermediate Municipal Income Fund**
(formerly, Aberdeen Tax-Free Income Fund)
Aberdeen U.S. Multi-Cap Equity Fund
(formerly, Aberdeen U.S. Equity Fund)
Aberdeen Emerging Markets Debt Fund
Aberdeen Japanese Equities Fund
Aberdeen U.S. Mid Cap Equity Fund
Aberdeen Dynamic Dividend Fund
Aberdeen Global Infrastructure Fund
Aberdeen Short Duration High Yield Municipal Fund**
(formerly, Aberdeen High Yield Managed Duration Municipal Fund)
Aberdeen International Real Estate Equity Fund
Aberdeen Realty Income & Growth Fund
Aberdeen Income Builder Fund
Aberdeen Ultra Short Municipal Income Fund

* The Board of Trustees of the Trust approved the liquidation of the Aberdeen Asia Bond Fund, which liquidation is expected to take place on or about February 21, 2019. The Aberdeen Asia Bond Fund shall be deemed removed from this Schedule A effective as of the date that the winding-up of the Fund’s affairs is complete and the Administrator is no longer providing services with respect to the Fund.

**Name change effective February 28, 2019.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC. (FORMERLY, ABERDEEN ASSET MANAGEMENT INC.)

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President